Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 333-174323 on Form N-1A of our report dated November 29, 2018, relating to the financial statements and financial highlights of Center Coast Brookfield MLP Focus Fund, appearing in the Annual Report on Form N-CSR for the period from December 1, 2017 through September 30, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 24, 2019